Exhibit 99.1

News Release General Inquiries: (877) 847-0008 www.constellationenergypartners.com
Investor Contact:	Charles C. Ward (877) 847-0009

Constellation Energy Partners Initiates a

New Business Relationship with

Sanchez Oil & Gas Corporation;

Acquires Assets for Equity and Cash

HOUSTON—(BUSINESS WIRE)—Aug. 9, 2013—Constellation Energy Partners LLC (NYSE MKT: CEP) today announced that the company has executed and closed a definitive agreement pursuant to which CEP has entered into a new business relationship with Sanchez Oil & Gas Corporation (“Sanchez Oil & Gas”) and its affiliate, Sanchez Energy Partners I, LP (“SEP I” and together with Sanchez Oil & Gas, “SOG”).

Under the agreement, CEP has acquired oil, natural gas and natural gas liquids assets in Texas and Louisiana from SEP I for a purchase price of $30.4 million.

In conjunction with the acquisition, SEP I received $20.1 million in cash, 1,130,512 Class A units, which represents 70.0% of the total Class A units outstanding after the transaction, and 4,724,407 Class B units, which represents 16.6% of the total Class B units outstanding after the transaction.

CEP and SOG believe that the transaction, pursuant to which SEP I now owns a 17.7% limited liability company interest in CEP, is an important first step toward a wide variety of business development opportunities that may be pursued by the parties.

“This transaction, which falls on the heels of our efforts to improve the balance sheet and refinance the company earlier this year, is transformative for CEP,” commented Stephen R. Brunner, President and Chief Executive Officer of CEP. “In addition to the immediate benefits we anticipate from the acquired assets, we see our new relationship with SOG as a means to achieving enhanced deal flow, which may occur through future asset contributions or joint acquisitions. At the same time, we see an opportunity to leverage the skills of SOG, a proven operator with an outstanding technical team and experience that spans across multiple basins in the U.S.”

“CEP’s management team has done an excellent job of managing through a low gas price environment and successfully restructuring the company’s balance sheet to position it for future growth,” added Antonio R. Sanchez, III, President of Sanchez Oil & Gas. “We look forward to working closely with them in continuing to develop and maximize the value of the acquired assets, CEP’s other properties and any future opportunities that may arise.”

Acquired Assets

The acquired assets include 67 wells, 75% operated by SOG, with current net production of approximately 1,167 Boe per day, of which approximately 25% is oil and natural gas liquids production. Based on internal reserve estimates and forward prices as of June 30, 2013, the assets provide total reserves of 1,658 MBoe, of which approximately 87% are proved developed. The acquisition has an effective date of August 1, 2013.

Credit Facility Update

The cash portion of the transaction was financed with cash on hand and a borrowing of $16.7 million under CEP’s reserve-based credit facility. As of the closing, borrowings under CEP’s reserve-based credit facility total $50.7 million, leaving the company with $4.3 million in borrowing capacity under the reserve-based credit facility, which currently has a borrowing base of $55.0 million.

CEP anticipates that the borrowing base impact of the acquired assets, in addition to CEP's recent oil development activities, will be considered by lenders in the normal course, with the next semi-annual redetermination of the company’s borrowing base expected in the fourth quarter of 2013.

Board of Managers Update

CEP also announced that its Class A unitholders have replaced their previous Class A managers and have elected Antonio R. Sanchez, III and Gerald F. Willinger to serve as the Class A managers effective from August 9, 2013 until the next election of Class B Managers. Mr. Sanchez founded SEP I and is currently the President of Sanchez Oil & Gas and a Managing Director of SEP I. Mr. Willinger is a Managing Partner of Sanchez Capital Advisors, LLC and Manager and Co-founder of Sanchez Resources, LLC.

Additional Information

Additional details concerning the transaction and Class A managers can be found in the company’s filings with the Securities and Exchange Commission and on the company’s Web site (http://www.constellationenergypartners.com).

Stifel provided a fairness opinion to CEP’s board of managers in connection with the transaction.

RBC Capital Markets, LLC acted as exclusive financial advisor to SOG in this transaction.

About Constellation Energy Partners LLC

Constellation Energy Partners LLC (“CEP”) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets. The company’s proved reserves are located in the Cherokee Basin in Oklahoma and Kansas, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas, and in Texas and Louisiana.

About Sanchez Oil & Gas Corporation

Sanchez Oil & Gas Corporation (“Sanchez Oil & Gas”) is a private company engaged in the management of oil and natural gas properties on behalf of its affiliates. Headquartered in Houston, Texas, Sanchez Oil & Gas's major areas of activity have historically been in the onshore Gulf Coast, Mid-Continent and Rocky Mountain regions. Since 1972, Sanchez Oil & Gas and various affiliates have participated in and managed the drilling of over 900 wells, investing a substantial amount of capital in well costs, seismic and acreage.

Additional details can be found on the company’s Web site (http://www.sanchezog.com).

About Sanchez Energy Partners I, LP

Sanchez Energy Partners I, LP (“SEP I”) is a limited term private partnership operated and managed by Sanchez Oil & Gas Corporation. Formed in 2007, SEP I manages oil and natural gas private equity investments for its limited partners including numerous third party institutional and individual investors. SEP I’s focus is the exploration for, and development of, U.S. onshore oil and natural gas reserves. SEP I is currently focused on U.S. Gulf Coast conventional natural gas assets in addition to undeveloped acreage positions in Kansas, Illinois and West Texas.

Forward-Looking Statements

This news release contains statements that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on the company’s expectations, which reflect estimates and assumptions made by the company’s management. These estimates and assumptions reflect the company’s best judgment based on currently known market conditions and other factors. Although the company believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the company’s control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and the reader cannot be assured that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section of each company’s SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. The company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to the companies or persons acting on the company’s behalf.